Exhibit 23.1

CONSENT LETTER

We hereby consent to the incorporation in the Form 10-K of Mobile Global Esports Inc. (the “Company”), with respect to the Financial Statements of the Company for the year ended December 31, 2025 and the related notes to the financial statements.

 /s/ Mercurius & Associates LLP

Mercurius & Associates LLP

New Delhi, India

March 31, 2026